Exhibit 99.1

CKE RESTAURANTS, INC. ANNOUNCES COMPLETION OF ACQUISITION BY AN AFFILIATE OF APOLLO MANAGEMENT

CARPINTERIA, CALIFORNIA, July 12, 2010 – CKE Restaurants, Inc. (NYSE: CKR) (“CKE”) today announced the completion of its acquisition by Columbia Lake Acquisition Holdings, Inc., an affiliate of Apollo Management VII, L.P. (“Apollo”).

CKE’s chief executive officer, Andrew F. Puzder, stated “The acquisition of CKE by an affiliate of Apollo was finalized today, July 12, 2010. Our management team, franchisees and employees are excited to be entering this new phase and look forward to working with Apollo as we continue to grow the company and bring our great-tasting premium-quality burgers to guests across the globe. As we said when we announced this deal several months ago, the CKE management team will stay in place and our day-to-day operations will remain the same. The Carl’s Jr. or Hardee’s restaurant you ate at yesterday will be the same tomorrow – still serving the big delicious burgers we are known for. This is a great day for the entire CKE family and we are eager to continue building upon our success with the team at Apollo.”

Peter P. Copses, Senior Partner at Apollo stated, “We are very pleased that Apollo’s acquisition of CKE closed today. We are proud to acquire such a well-run business that boasts two outstanding quick service restaurant brands in Carl’s Jr. and Hardee’s. We look forward to working with CKE’s excellent management team and its dedicated employees and franchisees to continue to enhance the growth of the business.”

Pursuant to the terms of the merger agreement, CKE’s stockholders are entitled to receive $12.55 in cash, without interest, less any applicable withholding taxes, for each share of CKE common stock owned by them. As a result of the merger, CKE’s common stock will no longer be listed for trading on the New York Stock Exchange.

Stockholders of record will receive a letter of transmittal and instructions on how to surrender their shares of CKE common stock in exchange for the merger consideration. Stockholders of record should wait to receive the letter of transmittal before surrendering their shares.

About CKE

As of the end of its first quarter of fiscal 2011, CKE, through its subsidiaries, had a total of 3,146 franchised, licensed or company-operated restaurants in 42 states and in 16 countries, including 1,233 Carl’s Jr. Restaurants and 1,901 Hardee’s restaurants. For more information about CKE, please visit www.ckr.com.

About Apollo

Apollo Global Management, an affiliate of Apollo, is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. Apollo Global Management had assets under management of over $53 billion as of December 31, 2009, in private equity, credit-oriented capital markets and real estate funds invested across a core group of nine industries where Apollo Global Management has considerable knowledge and resources.

Forward-Looking Statements

This filing contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give CKE’s current expectations or forecasts of future events. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond CKE’s control, and could cause CKE’s results to differ materially from those described. CKE undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties as discussed in CKE’s filings with the Securities and Exchange Commission.

CONTACT CKE:	Lori Barker	Beth Mansfield
	Investor Relations	Public Relations
	805-745-7750	805-745-7741

CONTACT Apollo:	Charles Zehren
Rubenstein Associates, Inc.
212-843 8590